Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2026 (except for Note 16, as to which the date is April 10, 2026), with respect to the consolidated financial statements of Hemab ApS included in the Registration Statement (Form S-1) and related Prospectus of Hemab Therapeutics Holdings, Inc. for the registration of its common stock.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark
April 10, 2026